Exhibit 99.1

HOUSTON AMERICAN ENERGY PROVIDES

OPERATIONAL UPDATE

Houston, TX – March 20, 2020 – Houston American Energy Corp. (NYSE American: HUSA) today provided an update on drilling plans for the foreseeable future. In light of industry conditions and the ongoing impact of the COVID-19 pandemic, we plan to work with our operators to discuss deferring proposed drilling projects until the situation becomes clearer. However, our second San Andres well in Yoakum County, the Frost #2-H well, has proceeded as planned. Drilling was initiated on March 12th. As previously announced, Houston American recently increased its working interest in the well from 12.5% to 18.6%.

Jim Schoonover, CEO of Houston American Energy, stated, “We believe it is prudent at this time to let industry conditions work themselves out prior to beginning new projects. Houston American Energy is in an enviable position in our industry. We have no debt, ample liquidity and are actually working on ways to take advantage of opportunities presented in this difficult time. We will update shareholders on the new well in the near future.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the actual deferral and timing of drilling projects and our ability to take advantage of new opportunities. The timing of operations and ultimate success of drilling operations is subject to numerous risk factors, including our ability to come to agreement with our operators and other well investors as to timing of projects, our ability to finance our share of costs, the ability of our operators to finance and execute on planned drilling operations, the ultimate recoveries from prospects, and the availability and cost of rigs and services necessary to conduct drilling operations, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.